Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Credit Suisse FI Enhanced Europe 50 Exchange Traded Notes due September 10, 2018 Linked to the STOXX Europe 50® USD (Gross Return) Index	$1,448,050.80	$186.51

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

January 24, 2014

Pricing Supplement Addendum No. 14 dated January 24, 2014

To Pricing Supplement No. ETN-10 dated September 5, 2013,

To Prospectus Supplement dated March 23, 2012 and

To Prospectus dated March 23, 2012

Credit Suisse FI Enhanced Europe 50 Exchange Traded Notes due September 10, 2018 Linked to the STOXX Europe 50® USD (Gross Return) Index (“ETNs”)

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D100/US22542D1000

NYSE Arca Ticker Symbol:	FIEU

Aggregate Offering Price of ETNs:	$1,448,050.80

Public Offering Price per ETN:	$120.6709

Principal Amount of ETNs:	$1,200,000

Principal Amount per ETN:	$100.00

Trade Date:	January 24, 2014

Settlement Date:	January 28, 2014

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee, with respect to each ETN that is redeemed prior to the Maturity Date, equal to the product of (i) 0.05% times (ii) the Closing Level of the Index on the Early Redemption Valuation Date or Accelerated Valuation Date, as the case may be, times (iii) the Index Units as of the immediately preceding Trading Day. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-12 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse